Total Luxury Group, Inc. Subsidiary, Cabral Clothing Company, Announces Plans for Its 2007 Fall Sales and Marketing Campaign

NEW YORK, NY -- 01/12/2007 -- Total Luxury Group, Inc. (OTCBB: TLEI) is pleased to announce the commencement of the Cabral Clothing Company sales and marketing campaign for the 07' Fall collection of designer menswear label, GC by Cabral. The company will be featured in upcoming issues of top industry publications and will be exhibiting at the PROJECT tradeshow in Las Vegas, Nevada next month. "The new collection will display looks that represent a feeling of a city by the shore," states Garth Cabral, who is the creative force behind the label that bares his name. With the use of mature colors in darks and tonals, this extended season will carry the "Garth Cabral" brand wearer from fall thru winter in styles that can be layered progressively over the entire season.

Garth Cabral, a former Model/Surfer turned fashion designer, launched his own menswear label GC by Garth Cabral in 2004. Known for high fashion and custom fabrications, Cabral apparel has been widely accepted at upscale retailers and Specialty Boutiques nationwide, including Lisa Kline, Urban Outfitters and Up Against the Wall to name a few. With sales figures approaching $3 million in its initial launch, the label can be best described as a "new movement" in men's fashion. By focusing on intricate details, original graphic design, extraordinary garment construction and improved fabric quality, Cabral has been able to transform his designs into a brilliant assortment of style for today's fashion forward man.

Retail Buzz

Chic, Beverly Hills-based retailer Lisa Kline was quoted as saying, "They create the best board shorts and we look forward to working with them again."

Scott Moore, founder and owner of Urban Body retail stores, says, "I never had a label take off so quickly. Cabral definitely has a following."

Gustavo Serrano, owner of B'ZAR, said, "Cabral is a brand that many people can understand, its hip, well priced, and all the girls love it on their guys."

About GC by Cabral

Inspired by a generation that emphasizes individuality and sexuality, GC by Cabral brings a designer look and fit to the market that still reflects the relaxed lifestyle of the true Cabral customer. To exhibit the high visibility of the brand, Cabral has been featured in publications such as DNR, L'Oumo Vogue, Cargo, People Magazine and Stuff. It has also become a favorite of numerous celebrities, such as Michael Stipe (R.E.M), Mark Cuban (owner, Dallas Mavericks), Johnny Damon (NY Yankees), Ryan Seacrest (Host, "American Idol") and movie star Dwayne "The Rock" Johnson.

In connection with the development and expansion of G/C by Garth Cabral, the company has hired former Cabral National Sales Manager Zach Koseff as VP of Sales & Marketing, and designers Jeff Riman and Tal Danan. The company has already started to book orders for Spring/Summer and Back to School 07' deliveries.

www.garthcabral.com

www.cabralmfg.com

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In May 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744